First Federal Of Northern Michigan Bancorp, Inc. Announces Second Quarter 2013 Results

ALPENA, Mich., Aug. 2, 2013 /PRNewswire/ -- First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the "Company") reported a consolidated net loss of $4,000, or less than $0.01 basic and diluted loss per share, for the quarter ended June 30, 2013 compared to a consolidated net loss of $270,000, or $0.09 basic and diluted earnings per share, for the quarter ended June 30, 2012.

Consolidated net income for the six months ended June 30, 2013 was $64,000, or $0.02 per basic and diluted share, compared to $331,000, or $0.15 per basic and diluted share for the six months ended June 30, 2012.

Listed below are a few key points relative to the Company's results for the quarter and six months ended June 30, 2013:

  Non-performing assets decreased to $6.5 million at June 30, 2013 from $7.3 million at December 31, 2012.  This resulted in a decline of the classified asset ratio from 54.19% as of December 31, 2012 to 37.23% at June 30, 2013.
  Provision for loan losses of $196,000 and $340,000, for the three and six months ended June 30, 2013, respectively, as compared to provisions of $578,000 and $955,000 for the three and six months ended June 30, 2012, respectively.
  Quarter over quarter decline in the Company's net interest margin (from 3.82% for the quarter ended June 30, 2012 to 3.70% for the quarter ended June 30, 2013) due primarily to a 39 basis point reduction in the yield on our interest-earning assets, partially offset by a decline of 29 basis points in our overall cost of funds period over period.
  Decrease in non interest expenses of $60,000 and $369,000 for the three and six months ended June 30, 2013 when compared to the same periods one year earlier.
  Continued growth of lower cost average core deposits by $5.9 million in the last 6 months.
  First Federal of Northern Michigan remains "well-capitalized" for regulatory purposes.

Michael W. Mahler, President and Chief Executive Officer of the Company, commented, "Our improvement to pre-tax pre-provision earnings, which grew 53.5% to $404,000 year over year, reflects the improvement of the core profitability of the Bank. We are happy with the progress and expect it to continue as we look forward. We are very pleased with the significant improvement in our asset quality position. Our reduction in nonperforming assets of $811,000, or 11%, since December 31, 2012 is in line with our objective of getting our Texas ratio down to 10%. We are even more pleased that our classified asset ratio declined from 54.2% at December 31, 2012 to 37.2% at June 30, 2013. This is the lowest level in 5 years. In 2012 net mortgage charge offs were elevated throughout the year. For the quarter ended June 30, 2013, we saw net mortgage charge offs fall to $193,000 from $386,000 for the same quarter one year earlier. This is a 50% decline quarter over quarter. In keeping with the positive trends, delinquency trends continue to show improvement in the mortgage area when compared to year end data. This data supports our belief that the asset quality metrics will continue to improve into the foreseeable future. Of course this is all contingent upon the national, state and regional economic recovery continuing. While we saw a dramatic decrease in loan loss provision needs for the reasons cited above, it was elevated due to the Bank accepting a short sale offer for the collateral associated with a large commercial loan that was moved into non-accrual at year end. The provision was set aside based upon the parameters of the deal we have agreed to during the second quarter. The deal is expected to close in the third quarter and we expect it will have a significant positive impact on both the classified asset ratio and the Texas ratio once consummated."

Mahler further commented "We are again very pleased with the continued growth in core deposits which has helped to slow the decline in our net interest margin. This is vitally important given the pressure asset yields are under in this historic interest rate environment. Additionally we are pleased with $2.7 million in loan growth in the commercial portfolio. This growth is important to help us offset the impact of diminishing margins looking ahead."

Mahler added, "We are also pleased by the results of our cost cutting initiatives that have helped us reduce expenses for the quarter by $60,000, when compared to the same quarter last year, and the six month reduction of $369,000. This represents an 8.3% reduction for the first six months and extends across all expense categories. Employment costs cuts represent 42% of the total savings. Included in our second quarter results was an expense of nearly $50,000 related to the selection and implementation of our new Bank operating (Core) system which will be implemented in the third quarter. Our financial performance and expenses were negatively impacted by this expense during the quarter. Additionally we took further write downs during the quarter of certain Bank owned properties. While the number of pieces of Bank owned properties continues to decline, we must evaluate the value of these pieces on an ongoing basis and reduce the carrying value as the market changes." Mahler continued, "The biggest challenge moving ahead will be to grow the balance sheet with quality credits to offset the margin compression. We believe we are making great progress in reducing non-performing assets; the focus and emphasis is to grow the balance sheet and grow the loan to asset ratio. This is the best way to create the sustainable earnings growth we seek."

Asset Quality

Total nonperforming assets to total assets increased from 2.40% at June 30, 2012 to 3.42% at December 31, 2012 but decreased to 3.03% at June 30, 2013. Non-performing assets decreased by $811,000 from December 31, 2012 to June 30, 2013. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce the level thereof, such as:

  Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
  Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time;
  Allowing borrowers to structure short-sales of properties, where appropriate and feasible; and
  Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).
	As of
	June 30, 2013	December 31, 2012	June 30, 2012
Asset Quality Ratios:
Non-performing assets to total assets	3.03%	3.42%	2.40%
Non-performing loans to total loans	3.13%	3.50%	1.88%
Allowance for loan losses to non-performing loans	38.36%	35.50%	65.45%
Allowance for loan losses to total loans	1.20%	1.24%	1.23%

"Texas Ratio" (Bank) (1)	27.07%	30.78%	22.35%
Classified asset ratio	37.23%	54.19%	59.08%

Total non-performing loans ($000 omitted)	$4,409	$4,930	$2,709
Total non-performing assets ($000 omitted)	$6,507	$7,317	$5,220
(1)	"Texas" ratio is calculated by dividing total non performing loans plus real estate owned by tangible capital plus loan loss reserves

Non-performing assets were positively impacted by the sales of several pieces of residential REO and by returning several mortgage and consumer loans to accruing status during the six months ended June 30, 2013. During the six-month period ended June 30, 2013 the classified asset ratio has improved to 37.23% from 54.19% as of December 31, 2012 as a result of upgrades of certain commercial credits and obtaining a guarantee from the Small Business Administration (SBA) on a classified commercial credit.

Financial Condition

Total assets of the Company at June 30, 2013 were $214.8 million, an increase of $953,000, or 0.5%, from total assets of $213.8 million at December 31, 2012. Net loans receivable increased $348,000 to $139.3 million at June 30, 2013, with the growth coming mostly in the commercial loan portfolio. Despite placing high-quality 10- and 15-year fixed rate mortgages in our portfolio we have seen a decline of $1.3 million in our residential mortgage loans when compared to December 31, 2012.

Deposits increased $3.0 million to $161.3 million at June 30, 2013, with the growth coming mostly in our lower-costing checking and savings products. FHLB advances decreased $2.2 million as proceeds from loan payments and payoffs, as well as cash on hand, were used to pay off maturing advances.

Stockholders' equity was $23.9 million at June 30, 2013 compared to $24.4 million at December 31, 2012. The decrease was due primarily to a decrease of $558,000 in the unrealized gain on available for sale securities, net of tax. This decrease was offset by net earnings for the six-month period of $64,000. First Federal of Northern Michigan's regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Dollars in Thousands

Tier 1 (Core) capital ( to
adjusted assets)	$ 22,344	10.44%	$ 8,565	4.00%	$ 10,706	5.00%
Total risk-based capital ( to risk-
weighted assets)	$ 23,035	17.53%	$ 10,966	8.00%	$ 13,708	10.00%
Tier 1 risk-based capital ( to
risk weighted assets)	$ 22,344	16.30%	$ 5,483	4.00%	$ 8,225	6.00%
Tangible Capital ( to
tangible assets)	$ 22,344	10.44%	$ 3,212	1.50%	$ 4,283	2.00%

Results of Operations

Interest income decreased to $2.1 million for the three months ended June 30, 2013 from $2.4 million for the year earlier period, due mainly to a decrease of 39 basis points in the average yield on interest-earning assets period over period. Interest income decreased by $581,000 to $4.2 million for the six-month period ended June 30, 2013 from $4.8 million for the same period in 2012. This decrease was primarily attributed to a decline in the average balance of interest earning assets of $5.2 million to $196.1 million for the six-month period ended June 30, 2013 from $201.3 million for the six-month period ended June 30, 2012. In addition, we experienced a decrease in the yield on our average interest earning assets of 46 basis points period over period due mainly to lower market interest rates period over period.

Interest expense decreased to $285,000 for the three months ended June 30, 2013 from $427,000 for the three months ended June 30, 2012. Interest expense for the six months ended June 30, 2013 decreased to $606,000 from $891,000 for the six months ended June 30, 2012. The decrease in interest expense for both the three- and six-month periods was due primarily to a decrease in our cost of funds related to certificates of deposit and FHLB advances. The average cost of our certificates of deposit decreased from 1.27% for the three months ended June 30, 2012 to 1.02% for the three months ended June 30, 2013 and from 1.30% for the six months ended June 30, 2012 to 1.06% for the six months ended June 30, 2013, as higher costing deposits matured and either left the Bank, as we made the strategic decision to not be a market leader in rates in the current interest rate environment, or were re-priced at lower rates. In addition, the cost of our FHLB advances decreased 67 basis points from 1.90% for the three months ended June 30, 2012 to 1.23% for the three months ended June 30, 2013 and 62 basis points from 1.98% for the six months ended June 30, 2012 to 1.36% for the six months ended June 30, 2013 due primarily to lower market interest rates.

The Company's net interest margin decreased to 3.70% for the three-month period ended June 30, 2013 from 3.82% for the same period in 2012 and decreased to 3.66% for the six-month period ended June 30, 2013 from 3.86% for the same period in 2012 as a result of the factors mentioned above.

The provision for loan losses for the three-month period ended June 30, 2013 was $196,000 as compared to $578,000 for the prior year period. For the six-month period ended June 30, 2013, the provision for loan losses was $340,000 as compared to $955,000 for the same period ended June 30, 2012. Prior to 2012, our provision for loan losses was based on an eight-quarter rolling average of actual net charge-offs adjusted for environmental factors for each segment of loans in our portfolio. Management has decided that eight quarters is no longer reflective of the inherent loss in the loan portfolios. In 2012, we began moving towards a twelve-quarter rolling average of actual net charge-offs by adding an additional quarter of net charge-offs each quarter in 2012. By the end of 2012 we were using a twelve-quarter rolling average. During the quarter ended June 30, 2013, we had net charge offs of $193,000 in mortgage loans as compared to $386,000 of net charge-offs during the quarter ended June 30, 2012 in large part due to the decline in the number of mortgages in foreclosure. The direct effect of the decrease in charge-offs quarter over quarter and reduced general reserve factor applied to the entire pool of mortgage loans resulted in the decrease in provision expense for the period ended June 30, 2013. During the six-month period ended June 30, 2013, we added specific reserves of approximately $280,000 on a commercial credit relationship, which was reclassified as a Troubled Debt Restructuring and we also decreased our general reserve pool for special mention and substandard commercial credits by approximately $109,000.

Non interest income increased to $465,000 for the three months ended June 30, 2013 from $391,000 for the three months ended June 30, 2012. In 2013 we experienced a decrease in mortgage banking activities, resulting in a $52,000 decrease in income period over period. The decrease in mortgage banking activities income was offset by a decrease in losses on sale of real estate owned and other repossessed assets of $62,000 and an increase of $35,000 in service charge income for the three months ended June 30, 2013 as compared to the prior-year period. Non interest income increased from $837,000 for the six months ended June 30, 2012 to $905,000 for the six months ended June 30, 2013, mainly due to a decrease on loss on sale of real estate owned and other repossessed assets of $71,000 and increases of $57,000 in service charge income and $42,000 in other income related to bank owned life insurance. These positives were partially offset by a decrease in mortgage banking activities income of $103,000 period over period.

Non interest expense decreased $60,000 for the three months ended June 30, 2013 when compared to the three months ended June 30, 2012. Non interest expense decreased by $368,000 for the six months ended June 30, 2013 compared to the same period one year earlier. Most notably for both the three- and six-month periods, salaries and benefits have decreased by $155,000 for the six months ended June 30, 2013. In addition, other expenses, consisting primarily of expenses related to problem credits, decreased period over period as asset quality has improved. In addition, our amortization of intangible assets decreased from 2012 to 2013 as core deposits intangible for certain branches were fully amortized during the three month period ended June 30, 2012. This decrease was partially offset by professional service expenses which were $52,000 higher in 2013 than in 2012 due primarily to expenses associated with a future upgrade of our core banking software.

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain "forward-looking statements." The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheet

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$ 6,295,069	$ 2,732,109
Overnight deposits with FHLB	29,659	19,701
Total cash and cash equivalents	6,324,728	2,751,810
Securities AFS	48,392,643	50,763,551
Securities HTM	2,305,000	2,345,000
Loans held for sale	423,490	78,712
Loans receivable, net of allowance for loan losses of $1,691,068 and
$1,749,915 as of June 30, 2013 and December 31, 2012, respectively	139,260,220	138,911,989
Foreclosed real estate and other repossessed assets	2,097,643	2,387,307
Federal Home Loan Bank stock, at cost	3,266,100	3,266,100
Premises and equipment	5,212,555	5,394,412
Accrued interest receivable	899,163	970,450
Intangible assets	99,024	158,316
Prepaid FDIC premiums	-	582,945
Deferred tax asset	618,169	330,831
Originated mortgage servicing rights (net of valuation reserve)	949,790	1,016,070
Bank owned life insurance	4,541,215	4,474,563
Other assets	397,841	402,090
Total assets	$ 214,787,581	$ 213,834,146

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 161,347,153	$ 158,350,134
Advances from borrowers for taxes and insurance	413,182	132,823
Federal Home Loan Bank Advances	24,112,064	26,357,962
REPO Sweep Accounts	3,573,669	3,183,351
Accrued expenses and other liabilities	1,400,375	1,375,092

Total liabilities	190,846,443	189,399,362

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,799 shares issued and outstanding) at June 30, 2013 and December 31, 2012	31,918	31,918
Additional paid-in capital	23,853,891	23,853,891
Retained earnings	2,830,299	2,766,170
Treasury stock at cost (307,750 shares) at June 30, 2013 and December 31, 2012	(2,963,918)	(2,963,918)
Accumulated other comprehensive income	188,948	746,723
Total stockholders' equity	23,941,138	24,434,784

Total liabilities and stockholders' equity	$ 214,787,581	$ 213,834,146

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$ 1,826,649	$ 2,011,490	$ 3,643,262	$ 4,051,698
Interest and dividends on investments
Taxable	123,991	137,028	239,320	287,208
Tax-exempt	37,348	38,730	75,043	77,803
Interest on mortgage-backed securities	106,795	164,556	222,166	343,844
Total interest income	2,094,783	2,351,804	4,179,791	4,760,553

Interest expense:
Interest on deposits	208,638	263,634	430,540	544,177
Interest on borrowings	76,022	163,655	175,463	347,289
Total interest expense	284,660	427,289	606,003	891,466

Net interest income	1,810,123	1,924,515	3,573,788	3,869,087
Provision for loan losses	195,753	578,315	339,827	954,583
Net interest income after provision for loan losses	1,614,370	1,346,200	3,233,961	2,914,504

Non-interest income:
Service charges and other fees	222,279	187,539	414,719	357,493
Mortgage banking activities	161,691	214,086	332,123	434,645
Net loss on sale of premises and equipment,
real estate owned and other repossessed assets	(5,729)	(68,015)	750	(70,104)
Other	86,371	57,043	157,363	115,442
Total non-interest income	464,612	390,653	904,955	837,476

Non-interest expense:
Compensation and employee benefits	1,134,644	1,176,584	2,293,901	2,448,542
FDIC Insurance Premiums	48,978	46,645	94,677	94,125
Advertising	28,797	49,370	67,716	82,485
Occupancy	218,209	237,332	451,655	479,248
Amortization of intangible assets	29,646	44,134	59,292	117,247
Service bureau charges	77,089	76,867	154,583	155,654
Professional services	186,970	113,109	259,834	207,844
Other	358,164	398,758	693,129	858,306
Total non-interest expense	2,082,497	2,142,799	4,074,787	4,443,451

Income (loss) before income tax expense or benefit	(3,515)	(405,946)	64,129	(691,471)
Income tax benefit	-	(135,997)	-	(1,022,197)

Net (loss) income	$ (3,515)	$ (269,949)	$ 64,129	$ 330,726

Other comprehensive income (loss):
Net (loss) income	$ (3,515)	$ (269,949)	$ 64,129	$ 330,726
Change in unrealized gain on available-for-sale securities, net of tax	(457,978)	211,032	(557,775)	166,685

Comprehensive income (loss)	$ (461,493)	$ (58,917)	$ (493,646)	$ 497,411

Per share data:
Net (loss) income per share
Basic	$ (0.00)	$ (0.09)	$ 0.02	$ 0.15
Diluted	$ (0.00)	$ (0.09)	$ 0.02	$ 0.15

Weighted average number of shares outstanding
Basic	2,884,049	2,884,049	2,884,049	2,884,049
Including dilutive stock options	2,884,049	2,884,049	2,884,049	2,884,049
Dividends per common share	$ -	$ -	$ -	$ -

CONTACT: Eileen M. Budnick, VP-Director of Financial Reporting & Accounting, First Federal of Northern Michigan Bancorp, Inc., (989) 356-9041